UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

       PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

   Date of Report (Date of earliest event reported): AUGUST 11, 2011
                               (AUGUST 10, 2011)


                 TIRE INTENATIONAL ENVIRONMENTAL SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)


           NEVADA                  000-28323                98-0368586
       (State or other            (Commission              (IRS Employer
        jurisdiction              File Number)            Identification No.)
       of incorporation)


               1620 CYPRESS GARDENS ROAD, MONCKS CORNER, SC 29461
              (Address of principal executive offices) (Zip Code)


                                 (843) 761-7955
               Registrant's telephone number, including area code


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
























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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 10, 2011 Tire International Environmental Solutions Inc. (the "Company") entered into a Letter of Intent (the "LOI") with Viva Recycling of South Carolina, Inc. "Viva"). Under the LOI the Company proposes to acquire all of the stock of Viva, a Delaware corporation organized for the purpose of developing an integrated tire recycling, crumb rubber manufacturing and molded recycled rubber product business.

Viva's acquisition targets are a consolidated base of assets and companies through a series of acquisitions that are licensed to accept and process waste tires and abatement tires pursuant to contracts with governmental units, private individuals and other companies and operate a tire collection, shredding and crumb rubber facility at 1620 Cypress Gardens Road, Moncks Corner, South Carolina 29461 (the "Moncks Corner Facility"). The integrated business of accepting waste tires, processing waste tires, operating the Moncks Corner Facility and making molded rubber products, collectively, is the "Core Business".

Viva will utilize the Company's $30.5 million allocation and inducement resolution for a private activity bond issued authorized by the South Carolina Jobs - Economic Development Authority (the "JEDA Bonds") to complete the purchases of the assets required for the Core Business. The merger will be contingent upon Viva being able to close the JEDA Bonds in the amount of at least $25 million.

This LOI is a critical step in executing the Company's Southeastern United States strategy as part of the larger North American waste tire collection, processing, crumb rubber production and recycled rubber-based finish product businesses. TRIE will utilize one of its wholly owned subsidiaries, Tonmik Import Export Solutions, Inc. ("Tonmik") to effect a merger with Viva.

Viva will use the proceeds of the JEDA Bonds to:

       (a) Complete the purchase of the Real Estate consisting of 22 acres of land, including a 98,000 square foot tire recycling complex and the related improvements, commonly known as 1620 Cypress Gardens Road, Moncks Corner, South Carolina 29461;

       (b) Arrange and complete the purchase of the molding equipment currently located in China;

       (c) Amend the Company's agreement presently outstanding to purchase certain equipment from Tires, SPA to enter into a letter of intent to acquire such equipment in exchange for a portion of the JEDA Bond proceeds and 450 shares of Viva preferred stock, Series B;

       (d)  Pay all JEDA Bond closing costs; and

       (e) Fund the required debt service reserve, construction interest fund and required working capital.

In addition, Viva will complete the following acquisitions:

       (a) Viva shall have completed the exchange of all of the stock of Charles View Transport, Inc and Tirestone, Inc. for 1,450 shares of Viva preferred stock, Series A; and

       (g) Viva shall have completed the purchase of all of the assets of Energy City, LLC ("Energy City") on a debt free basis for 400 shares of Viva preferred stock, Series C. The number of shares of Series C preferred stock to be issued is subject to adjustment if it is necessary to retire existing liabilities of Energy City as a part of the acquisition of Energy City's assets. The number of shares of Viva preferred stock, Series C, to be issued will be reduced to offset any shares of TRIE common stock required to be sold in an equity placement, divided by 10,000, to retire the Energy City liabilities that must be assumed.











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        If the JEDA Bond closing condition is met, the merger would have the following terms:

       (a) Antonio Care would terminate his conversion rights as to 14.5 million shares under a TRIE convertible note now outstanding;

       (b) Each share of Viva common stock outstanding as of the date of closing will be exchanged for 175 shares of the Company's common stock;

       (c) Each share of Viva preferred stock, Class A will be exchanged for 10,000 shares of the Company's common stock;

      .(d) If the Tire SpA transaction has been completed, each share of Viva preferred stock, Class B will be exchanged for 10,000 shares of the Company's common stock; and

       (e) Each share of Viva preferred stock, Class C will be exchanged for 10,000 shares of the Company's common stock.

       The merger is also subject to a definitive Merger Agreement and required due diligence by the Company. The letter of intent and the offer to merge will automatically be terminated as of October 1, 2011 without any liability of any party to the other party, unless the parties have executed a Merger Agreement by that time, or unless the parties mutually agree in writing to extend the term of the letter of intent.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.

August 11, 2011
                              By: /s/ Martin Sergi
                                  Martin Sergi
                          Its: Chief Financial Officer